   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998

                                                REGISTRATION NO. 333-50645
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                      SECURITIES AND EXCHANGE COMMISSION

                              -------------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------
                           SOFTWARE AG SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------
          DELAWARE                   5734                   54-1167173
  (STATE OF INCORPORATION)
                         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
                          CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                          11190 SUNRISE VALLEY DRIVE
                               RESTON, VA 20191
                                (703) 860-5050
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              -------------------
                               DANIEL F. GILLIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          11190 SUNRISE VALLEY DRIVE
                               RESTON, VA 20191
                                (703) 860-5050
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                              -------------------
                                  COPIES TO:
          ROBERT B. OTT, ESQ.                    PETER B. TARR, ESQ.
        RICHARD E. BALTZ, ESQ.                  BRENT B. SILER, ESQ.
            ARNOLD & PORTER                       HALE AND DORR LLP
       555 TWELFTH STREET, N.W.            1455 PENNSYLVANIA AVENUE, N.W.
        WASHINGTON, D.C. 20004                    WASHINGTON, D.C.
            (202) 942-5000                         (202) 942-8400

                              -------------------
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]




  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company.

   SEC registration fee............................................... $ 50,830
   NASD filing fee.................................................... $ 17,730
   Blue Sky fees and expenses......................................... $ 10,000
   Printing and engraving expenses....................................  200,000
   Legal fees and expenses............................................   75,000
   Accounting fees and expenses.......................................   45,000
   Transfer agent and registrar fees..................................    2,500
   Miscellaneous......................................................   25,940
                                                                       --------
     Total............................................................ $427,000
                                                                       ========

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ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law sets forth conditions and limitations governing the indemnification of officers and directors of the Company and certain other persons. The Company has adopted provisions in its Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws which provide for indemnification of its officers and directors to the maximum extent permitted under the Delaware General Corporation Law.

  As authorized by the Delaware General Corporation Law, the Company's Second Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

  The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance. Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain civil liabilities and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement or the inaccuracy of certain information set forth herein that was provided by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Prior to February 25, 1997, the Company was an indirect wholly owned subsidiary of SAG and on February 25, 1997, the Company became a direct wholly owned subsidiary of SAG and SAG became the owner of the one then outstanding share of the Company's common stock, par value $1.00 per share. On March 14, 1997, the Company issued a stock dividend to SAG resulting in 100,000 outstanding shares of common stock.

  On March 31, 1997, the senior management of the Company and Thayer acquired approximately 89% of the then outstanding Common Stock of the Company in the Recapitalization pursuant to an agreement among the Company, SAG, Thayer and the following persons who constituted the senior managers of the Company at that time: Daniel F. Gillis, Harry K. McCreery, Gary Hayes, James H. Daly, Derek M. Brigden and Thomas E. Gorley (collectively, such individuals are referred to as the "Managers"). In connection therewith, (i) 24,750,000 shares of Common Stock were repurchased by the Company from SAG for an aggregate purchase price of DM 57.0 million (approximately US$33.9 million), (ii) 20,678,350 shares of Common Stock were issued and sold to Thayer for an aggregate purchase price of approximately $30.4 million and (iii) an aggregate of 771,650 shares of Common Stock were issued and sold to the Managers for an aggregate purchase price of approximately $1.1 million. Of the Common Stock purchased by the Managers, Messrs. Gillis and McCreery each purchased 204,050 shares and Messrs. Hayes, Daly, Brigden and Gorley purchased 84,975, 108,625, 67,925 and 102,025 shares, respectively. In consideration for the shares, each of Messrs. Gillis, McCreery and Daly gave the Company a promissory note in an amount sufficient to cover the purchase price of the shares. In consideration for the shares, each of Messrs. Hayes, Brigden and Gorley paid the Company approximately $74,900, $51,000, and $75,000 in cash, respectively, and gave the Company a promissory note in an amount sufficient to cover the balance of the purchase price of the shares. In addition, on August 22, 1997 the Company entered into a subscription agreement with Timothy L. Hill, the Company's Vice President--Marketing, pursuant to which the Company issued and sold to Mr. Hill 137,500 shares of Common Stock for an aggregate purchase price of $202,095. All such shares of Common Stock were issued in private placements exempt from registration under Section 4(2) of the Securities Act. No underwriters were involved in the sales or issuances of the securities described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  An index to exhibits appears on page E-1.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN RESTON, VIRGINIA ON MAY 19, 1998.

                                          Software AG Systems, Inc.

                                                   /s/ Daniel F. Gillis
                                          By: ----------------------------------
                                                     DANIEL F. GILLIS
                                               DIRECTOR, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 19, 1998.

                                                   /s/ Daniel F. Gillis
                                          By: ----------------------------------
                                                     DANIEL F. GILLIS
                                               DIRECTOR, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER
                                               (PRINCIPAL EXECUTIVE OFFICER)

                                                   /s/ Harry K. McCreery
                                          By: ----------------------------------
                                                     HARRY K. MCCREERY
                                               VICE PRESIDENT, TREASURER AND
                                                  CHIEF FINANCIAL OFFICER
                                                 (PRINCIPAL FINANCIAL AND
                                                    ACCOUNTING OFFICER)

                                                             *
                                          By: ----------------------------------
                                                    CARL J. RICKERTSEN
                                            CHAIRMAN OF THE BOARD OF DIRECTORS

                                                             *
                                          By: ----------------------------------
                                                   DR. PHILIP S. DAUBER
                                                         DIRECTOR

                                                             *
                                          By: ----------------------------------
                                                     DR. ERWIN KONIGS
                                                         DIRECTOR

                                                             *
                                          By: ----------------------------------
                                                     EDWARD E. LUCENTE
                                                         DIRECTOR

                                                             *
                                          By: ----------------------------------
                                                     DR. PAUL G. STERN
                                                         DIRECTOR

       /s/ Harry K. McCreery
*By: -----------------------------
         HARRY K. MCCREERY
         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.
 -------
     ***1 Form of Underwriting Agreement
    * 3.1 Second Amended and Restated Certificate of Incorporation of the
          Registrant
  *** 3.2 Third Amended and Restated Bylaws of the Registrant
      * 4 Specimen Common Stock Certificate of the Registrant
    ****5 Opinion of Arnold & Porter regarding the legality of the shares of
          Common Stock being registered
    *10.1 Recapitalization Agreement among Software AG, Software AG Systems,
          Inc., Thayer Equity Investors III, L.P. and certain Managers of
          Software AG Systems, Inc. (dated as of March 18, 1997)
    *10.2 Cooperation Agreement between Software AG and Software AG Americas,
          Inc. (dated as of March 31, 1997)
    *10.3 Share Purchase Agreement among Software AG Americas, Inc., Software
          AG (Canada), Inc., Robert D. Nickel and Caelum Investments, Inc.
          (dated as of September 26, 1997)
    *10.4 Memorandum of Understanding between Daniel F. Gillis and Software AG
          Systems, Inc. (dated as of April 24, 1997)
    *10.5 Memorandum of Understanding between Harry K. McCreery and Software AG
          Americas, Inc. (dated as of December 16, 1996)
    *10.6 Memorandum of Understanding between Derek M. Brigden and Software AG
          Americas, Inc. (dated as of December 13, 1996)
    *10.7 Memorandum of Understanding between James H. Daly and Software AG
          Americas, Inc. (dated as of December 18, 1996)
    *10.8 Memorandum of Understanding between Thomas E. Gorley and Software AG
          Americas, Inc. (dated as of August 22, 1996)
   **10.9 Software AG Systems, Inc. 1997 Stock Option Plan, as amended
   *10.10 Management and Consulting Agreement between TC Management LLC and
          Software AG Americas, Inc. (dated as of April 1, 1997)
   *10.11 Deferred Compensation Agreement between Daniel F. Gillis and Software
          AG Americas, Inc. (dated as of July 1, 1995), as amended
   *10.12 Deferred Compensation Agreement between James H. Daly and Software AG
          Americas, Inc. (dated as of January 1, 1993), as amended
   *10.13 Deferred Compensation Agreement between Harry K. McCreery and
          Software AG Americas, Inc. (dated as of January 1, 1991), as amended
   *10.14 Administrative Services Agreement between Software AG and Software AG
          Americas, Inc. (dated as of March 31, 1997), as amended
   *10.15 Registration Rights Agreement between Software AG Systems, Inc. and
          Thayer Equity Investors III, L.P. (dated as of September 26, 1997)
   *10.16 Subscription Agreement between Timothy L. Hill and Software AG
          Systems, Inc. (dated as of August 22, 1997), as amended
   *10.17 Shareholders Agreement among Software AG Systems, Inc., Thayer Equity
          Investors III, L.P. and certain shareholders of Software AG Systems,
          Inc. (dated as of April 1, 1997)
   *10.18 Promissory Note made by Daniel F. Gillis (effective date March 24,
          1997)
   *10.19 Promissory Note made by Harry K. McCreery (effective date March 24,
          1997)
   *10.20 Promissory Note made by James H. Daly (effective date March 24, 1997)
   *10.21 Promissory Note made by Harry K. McCreery (effective date August 9,
          1996)
   *10.22 Promissory Note made by James H. Daly (effective date August 9, 1996)
    ***11 Computations of Earnings per Share
    ***21 Subsidiaries of the Registrant
 ****23.1 Consent of Arnold & Porter (included in its opinion filed as Exhibit
          5)
 ****23.2 Consent of KPMG Peat Marwick LLP
    ***24 Powers of Attorney

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    * Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-36567) and incorporated herein by reference. ** Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333-44687) and incorporated herein by reference.

 *** Previously filed.
**** Filed herewith.